UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 24, 2009

Date of report (Date of earliest event reported)

Cape Fear Bank Corporation

(Exact Name of Registrant as Specified in Its Charter)

North Carolina

(State or Other Jurisdiction of Incorporation)

000-51513	20-3035898
(Commission File Number)	(IRS Employer Identification No.)

1117 Military Cutoff Road
Wilmington, North Carolina	28405
(Address of Principal Executive Offices)	(Zip Code)

(910) 509-2000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 24, 2009, Cape Fear Bank (the “Bank”), a wholly-owned subsidiary of Cape Fear Bank Corporation, a North Carolina corporation (the “Company”), entered into an agreement with the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Commissioner of Banks (the “Commissioner”), which is described under Item 8.01 below.

On February 24, 2009, the Company entered into a written agreement (the “Reserve Bank Agreement”) with the Federal Reserve Bank of Richmond (the “Reserve Bank”), which is described under Item 8.01 below.

Item 8.01	Other Events.

FDIC Order.

On February 24, 2009, the Bank entered into a Stipulation and Consent to the Issuance of an Order to Cease and Desist (the “Consent Agreement”) with the FDIC and the Commissioner, whereby the Bank consented to the issuance of an Order to Cease and Desist (the “Order”) by the FDIC and the Commissioner. The foregoing description of the Consent Agreement and the Order is qualified in its entirety by reference thereto, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Findings. The regulators determined the Bank had engaged in certain unsafe or unsound banking practices as found in the FDIC’s Report of Examination as of October 6, 2008 (the “October Report”) and to the extent continuing as of the date of the Order. In entering into the Consent Agreement, the Bank did not concede the findings or admit to any of the assertions therein.

Capital Requirements. While the Bank remained “adequately capitalized” for regulatory purposes as of December 31, 2008, the FDIC has advised the Company and the Bank that they will no longer be regarded as “well capitalized” for regulatory purposes as a result of the decline in its capital levels. The Order requires the Bank to have Tier 1 capital of at least 6% of the Bank’s total assets and total risk based capital of at least 10% of the Bank’s total risk weighted assets within 120 days. Thereafter, the Bank shall be required to maintain Tier 1 capital and total risk based capital ratios at those levels.

Brokered Deposits; Dividends. The Order provides that the Bank may not accept, renew or rollover any brokered deposit without obtaining a waiver from the FDIC. The Order also restricts the Bank from paying cash dividends to the Company without the prior written consent of the FDIC and the Commissioner.

Charge-Offs. The Order requires that the Bank eliminate from its books, by charge-off or collection, all assets classified as “loss” and 50% of all assets classified as doubtful in the October Report and in any future exam reports.

Written Plans and Other Material Terms. Under the terms of the Order, the Bank is required to prepare and submit written plans and/or reports to the regulators that address the following items:

•	returning the Bank to “well capitalized” status;

•	improving the Bank’s liquidity position and funds management practices;

•	reducing concentrations of credit;

•	reducing adversely classified items;

•	implementing lending and collection policies to provide effective guidance and control over the Bank’s lending functions; and

•	developing an internal audit program to protect the Bank’s operational and accounting systems.

The Bank is also required, within 60 days, to submit a written management plan for the analysis and assessment of its management and staffing needs, its Bank committees and the qualifications and performance of senior Bank officers (this assessment is to be completed on an annual basis). Under the Order, the Bank’s Board of Directors must also increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives for the supervision of all of the Bank’s activities. The Bank must establish a Board committee to monitor and coordinate compliance with the Order.

The Order will remain in effect until modified or terminated by the FDIC and the Commissioner.

Reserve Bank Agreement.

        The Reserve Bank Agreement is designed to enhance the Company’s ability to act as a source of strength to the Bank, and requires, among other things, that the Company obtain the Reserve Bank’s approval prior to paying dividends, taking dividends from the Bank, incurring or increasing any debt or purchasing or redeeming Company stock. The Reserve Bank Agreement requires the Company to notify the Reserve Bank before appointing new directors or senior executive officers and comply with certain restrictions on indemnification and severance payments. The Company must furnish periodic progress reports to the Reserve Bank regarding its compliance with the Reserve Bank Agreement. The Reserve Bank Agreement will remain in effect until modified or terminated by the Reserve Bank.

Compliance Efforts and Ongoing Business.

The new Board of Directors and the new Chief Executive Officer along with the senior executive officers of the Company and the Bank have been actively engaged in responding to the concerns raised in the Order, and believe that they have already addressed many of the regulators’ requirements. For example, the Bank has developed a capital restoration plan, a contingency liquidity plan and a credit concentration reduction plan and a special committee of the Board of Directors has been designated to oversee the various remedial action plans. The Bank has tightened credit underwriting standards and enhanced documentation to support assumptions for the Allowance for Loan Losses model. The Bank has also begun staffing level evaluations.

The Bank will continue to conduct its banking business with customers in a normal fashion. Banking products and services and hours of business will remain the same, and the Bank’s deposits will remain insured by the FDIC to the maximum limits allowed by law.

Press Release.

The Company issued a press release on February 26, 2009 announcing that the Bank had entered into the Order. A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Stipulation and Consent to the Issuance of an Order to Cease and Desist, dated February 24, 2009.

10.2	Order to Cease and Desist dated February 24, 2009 issued by the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks.

10.3	Written Agreement with the Federal Reserve Bank of Richmond, dated February 24, 2009.

99.1	Press Release dated February 26, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPE FEAR BANK CORPORATION

By:	/s/ Betty V. Norris
Betty V. Norris
Senior Vice President and Chief Financial Officer

Date: February 26, 2009